Filed Pursuant to Rule 424(b)(3)

Registration No. 333-266763

PROSPECTUS SUPPLEMENT NO. 5

(To the Prospectus dated September 7, 2022)

70,676,577 Shares of Common Stock

This prospectus supplement supplements the prospectus, dated September 7, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No.  333-266763). This prospectus supplement is being filed to update and supplement the information in the Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 15, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement. The Prospectus and this prospectus supplement relate to the offer and resale of (i) up to 70,289,880 shares (the “CEF Shares”) of our common stock, $0.0001 per share (the “Common Stock”), by B. Riley Principal Capital II, LLC (the “B. Riley Principal Capital II”) and (ii) up to 386,697 shares (the “Advisory Fee Shares” and, together with the CEF Shares, the “Shares”) of Common Stock by B. Riley Securities, Inc. (“BRS” and, together with B. Riley Principal Capital II, the “Selling Stockholders”). The CEF Shares included in the Prospectus consist of shares of Common Stock that we have issued or that we may, in our discretion, elect to issue and sell to B. Riley Principal Capital II, from time to time after the date of the Prospectus, pursuant to a common stock purchase agreement we entered into with B. Riley Principal Capital II on July 20, 2022 (the “Purchase Agreement”), in which B. Riley Principal Capital II has committed to purchase from us, at our direction, up to $100,000,000 of shares of our Common Stock, subject to terms and conditions specified in the Purchase Agreement. Under the applicable Nasdaq rules, in no event may we issue to B. Riley Principal Capital II under the Purchase Agreement more than 70,289,880 shares of Common Stock, which number of shares is equal to approximately 19.99% of the shares of the Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”) unless certain conditions are met. Concurrently with our execution of the Purchase Agreement on July 20, 2022, we issued 573,381 shares of Common Stock, which are part of the CEF Shares included in the Prospectus, to B. Riley Principal Capital II as consideration for its irrevocable commitment to purchase shares of our Common Stock at our election in our sole discretion, from time to time after the date of the Prospectus, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement. See the section titled “Committed Equity Financing” for a description of the Purchase Agreement and the section titled “Selling Stockholders” in the Prospectus for additional information regarding B. Riley Principal Capital II.

The Advisory Fee Shares included in the Prospectus consist of shares of Common Stock that we have issued to BRS as an advisory fee in connection with our execution of two amended and restated bridge promissory notes on August 1, 2022, one with B. Riley Commercial Capital, LLC and one with an affiliate of B. Riley Commercial Capital, LLC. Our Common Stock and Public Warrants are listed on the Nasdaq Global Select Market under the symbols “CORZ” and “CORZW,” respectively. On November 14, 2022, the last reported sales price of our Common Stock was $0.1990 per share and the last reported sales price of our Public Warrants was $0.0322 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “ Risk Factors” beginning on page 12 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated November 15, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2022

CORE SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40046	86-1243837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

210 Barton Springs Road
Suite 300
Austin, Texas	78704
(Address of principal executive offices)	(Zip Code)

(512) 402-5233

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CORZ	The Nasdaq Global Select Market
Warrants, exercisable for shares of common stock	CORZW	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 9, 2022, the board of directors of Core Scientific, Inc. (the “Company”) appointed Todd DuChene to serve as the Company’s President and Chief Legal Officer, effective November 14, 2022.

Mr. DuChene, age 59, has served as the Company’s Executive Vice President, General Counsel, Chief Compliance Officer and Secretary since January 2022. He had served as General Counsel and Secretary of Core Scientific Holding Co. (“Legacy Core”) from April 2019 until Legacy Core’s merger with Power & Digital Infrastructure Acquisition Corp. Prior to joining Legacy Core, Mr. DuChene served as Senior Vice President, General Counsel and Secretary and Chief Compliance Officer for FLIR Systems, Inc., an industrial and military technology company, from September 2014 to April 2019.

Mr. DuChene has no family relationship with any directors or executive officers of the Company, nor are there any arrangements or understandings between Mr. DuChene and any other persons pursuant to which he was selected as President or Chief Legal Officer. There are no related party transactions between Mr. DuChene and the Company reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Item 9.01	Financial Statement and Exhibits

(d) Exhibits

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Core Scientific, Inc.
Dated: November 15, 2022

	By:	/s/ Denise Sterling
	Name:	Denise Sterling
	Title:	Chief Financial Officer